Exhibit 99.1

EARNINGS RELEASE	February 25, 2009

NORTHWEST PIPE REPORTS RECORD RESULTS IN 2008

Vancouver, WA, February 25, 2009. Northwest Pipe Company (NASDAQ: NWPX) today reported record revenue and earnings for the year ended December 31, 2008. Revenue in the year was $439.7 million compared to $382.8 million in 2007. Net income for 2008 was $32.3 million, compared to $20.8 million in 2007. Diluted earnings per share were $3.46 for 2008 compared to $2.26 per share in 2007.

For the fourth quarter of 2008, the Company reported $110.2 million in revenue, up from $98.2 million in the same period of the prior year. Net income in the fourth quarter of 2008 was $8.6 million, or $0.92 per diluted share, compared to net income of $5.6 million or $0.60 per diluted share in the same quarter of 2007. The Company reported backlog entering 2009 of approximately $190 million.

Water Transmission Results

Revenue for the Water Transmission Group was $271.9 million in 2008 compared to $287.8 million in 2007. Gross profit in 2008 was $54.5 million, or 20.0% of sales, compared to $60.2 million, or 20.9% of sales in 2007.

Water Transmission revenue was $55.7 million in the fourth quarter of 2008 compared to $80.3 million in the fourth quarter of 2007. Gross profit was $11.0 million, or 19.7% of sales, in 2008 compared to $17.0 million, or 21.2% of sales, in the same quarter of 2007.

“Water Transmission revenue was down in the fourth quarter of 2008 for three reasons which were all previously disclosed,” said Brian W. Dunham, president and chief executive officer of the Company. “First, and most importantly, a major project was postponed so late that we had no opportunity to replace this volume. Secondly, we shut down our highest volume production line during the quarter to install a new spiral weld mill; and finally, weather issues impacted production in all but two of our facilities.”

Tubular Products Results

The Tubular Products Group revenue was a record $167.8 million in 2008, compared to $95.0 million in 2007. Gross profit in 2008 was $39.2 million, or 23.4% of sales, compared to $10.0 million, or 10.5% of sales for 2007.

Fourth quarter revenue was also at a record high for the Tubular Products Group at $54.5 million, compared to $17.9 million in the fourth quarter of last year. Gross profit in the fourth quarter of 2008 was $13.5 million, or 24.7% of sales, up from $1.0 million, or 5.5% of sales, in the fourth quarter of 2007.

“The record results in the Tubular Products Group for the year were driven primarily by strong energy pipe sales with solid performance in our other products as well,” said Dunham. “Late in the fourth quarter, bookings declined dramatically as the recession deepened. However, through the end of the year, we continued to ship orders that had been placed earlier in the year. Shipping out of backlog kept our revenue at a high level throughout the fourth quarter.”

Outlook

“As we look ahead, we are focused on the impact of the recession and financial issues on our markets,” stated Dunham. “Clearly, there is a strong correlation between our tubular products business outlook and general economic factors, including natural gas exploration, non-residential construction, agricultural spending, and highway spending. At this time, we are expecting decreases in all these areas. Our selling prices will also come down as our markets adjust to lower raw material costs. These issues will result in a pronounced impact in the first two quarters of 2009. We expect to see improving market conditions and results in the second half of the year.”

“Our water transmission business doesn’t necessarily move in patterns consistent with the economic cycle. This market is driven by large municipal projects that are planned and developed over the course of several years and are primarily motivated by long term population growth and migration projections,” said Dunham. “Funding is typically provided by the sale of revenue bonds that are backed by connection fees or usage fees. While there have been short-term delays in project timing, we have not seen significant delays or cancellations due to funding issues on projects in our backlog or projects we expect to bid in the near future.”

“We are anticipating a stronger water transmission market in 2009,” stated Dunham. “Due to the timing on specific projects, weather delays and the installation of our new mill, the first quarter is expected to be the slowest of the year.”

The Company recently announced the formation of Northwest Pipe Asia and the acquisition of Byard Ltd., an equipment manufacturer. “While this will not provide much near term impact, it may ultimately lead to additional international sales of products made in the United States and, possibly, some further investment overseas as well,” said Dunham.

Northwest Pipe is continuing the process of reopening its Bossier City, Louisiana facility. “The Louisiana facility will produce pipe primarily for the natural gas exploration market, and we expect it to be in production in July. However, given the significant downturn in drilling activity and the glut of imported product that has recently arrived, we will postpone completion of the downstream manufacturing processes. We will be able to participate in the market by shipping product to processors for completion in the near term and will be able to quickly complete the project when market conditions warrant the additional investment,” said Dunham.

Northwest Pipe also announced a temporary shut down of one facility. “We have seven water transmission plants,” said Dunham. “At this time, we are temporarily closing our Pleasant Grove, Utah facility. This facility and its people have performed well and have been very successful for us, but we do not currently see sufficient upcoming work located nearby to justify its operation. We are going to maintain the equipment at this location and closely monitor the project opportunities in and around Utah. We hope to be able to start this up again.”

“This is a challenging time,” concluded Dunham. “We are adjusting our strategies and managing our costs in order to work through this period as effectively as possible while, at the same time, staying poised to take advantage of improving conditions when they come.”

About Northwest Pipe Company

Northwest Pipe Company manufactures welded steel pipe and other products in two business groups. Its Water Transmission Group is the leading supplier of large diameter, high-pressure steel pipe products that are used primarily for water infrastructure in North America. Its Tubular Products Group manufactures smaller diameter steel pipe for a wide range of applications including construction, agricultural, energy, traffic and other commercial and industrial uses. The Company is headquartered in Vancouver, Washington and has ten manufacturing facilities across the United States and Mexico.

Forward-Looking Statements

Statements in this press release by Brian Dunham and statements in the “Outlook” section of this press release are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as expects, anticipates, intends, plans, believes, sees, estimates and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements reflect management’s current views and estimates of future economic and market circumstances, industry conditions, Company performance and financial results. Actual results could vary materially from the expectations contained herein due to many factors, including project delays, changes in bidding activity, market demand, operating efficiencies, availability and price of raw materials, availability and market acceptance of new products, product pricing, competitive environment, domestic and international economic conditions and financial markets and other risks described from time to time in the Company’s reports to the Securities and Exchange Commission. The forward-looking statements we make today speak only as of today and we do not undertake any obligation to update any such statements to reflect events or circumstances occurring after today.

Conference Call

The Company’s fourth quarter 2008 earnings conference call will be held on Wednesday, February 25, 2009, at 8:00 a.m. PST via live internet webcast. The conference broadcast can be accessed at the “Investor Relations” section of the Company’s website located at http://www.nwpipe.com. For those unable to listen to the live broadcast, a replay will be available at the Investor Relations section of the Company’s website (www.nwpipe.com) or by dialing 800-925-5456 approximately one hour after the event.

CONTACT:	Brian Dunham
Chief Executive Officer

Or

Stephanie Welty
Chief Financial Officer

360-397-6250

NORTHWEST PIPE COMPANY

CONDENSED STATEMENTS OF OPERATIONS (Unaudited)

(Dollar and share amounts in thousands, except per share amounts)

	Three Months Ended December 31		Twelve Months Ended December 31
	2008	2007	2008	2007
Net Sales:
Water Transmission	$55,688	$80,299	$271,930	$287,805
Tubular Products	54,513	17,910	167,805	95,019

Net Sales	110,201	98,209	439,735	382,824
Cost of Sales:
Water Transmission	44,707	63,265	217,457	227,598
Tubular Products	41,050	16,921	128,620	85,011

Total Cost of Sales	85,757	80,186	346,077	312,609
Gross Profit:
Water Transmission	10,981	17,034	54,473	60,207
Tubular Products	13,463	989	39,185	10,008

Gross Profit	24,444	18,023	93,658	70,215
Selling, General, and Administrative	8,924	7,832	35,166	30,703

Operating Income	15,520	10,191	58,492	39,512
Interest Expense, Net	1,942	1,701	6,409	6,792

Income Before Income Taxes	13,578	8,490	52,083	32,720
Provision for Income Taxes	4,950	2,922	19,782	11,888

Net Income	$8,628	$5,568	$32,301	$20,832

Basic Earnings per Share	$0.94	$0.62	$3.53	$2.32

Diluted Earnings per Share	$0.92	$0.60	$3.46	$2.26

Shares Used in Per Share Calculation:
Basic	9,185	9,014	9,148	8,962

Diluted	9,330	9,264	9,344	9,235

NORTHWEST PIPE COMPANY

CONDENSED SELECTED BALANCE SHEET AND OTHER DATA (Unaudited)

(Dollar amounts in thousands)

	December 31, 2008	December 31, 2007
Assets:
Cash and Cash Equivalents	$90	$234
Trade and Other Receivables, Net	75,923	49,300
Costs and Estimated Earnings in Excess of Billings on Uncompleted Contracts	106,234	121,058
Inventories	87,348	62,805
Other Current Assets	12,436	10,487

Total Current Assets	282,031	243,884
Property and Equipment, Net	194,035	179,977
Other Assets	33,368	29,702

Total Assets	$509,434	$453,563

Liabilities:
Current Maturities of Long-Term Debt	$6,543	$5,851
Accounts Payable	34,109	41,684
Accrued Liabilities	10,111	12,311
Billings in Excess of Cost and Estimated Earnings on Uncompleted Contracts	8,020	2,514

Total Current Liabilities	58,783	62,360
Long-Term Note Payable to Financial Institution	82,065	54,415
Other Long-Term Debt, Less Current Maturities	32,379	38,921
Other Liabilities	44,646	41,585

Total Liabilities	217,873	197,281
Stockholders’ Equity	291,561	256,282

Total Liabilities and Stockholders’ Equity	$509,434	$453,563